Exhibit 10.1

Sent via Airborne Express

June 1, 2005

Poe A. Timmons

7171 Temperance Point Street

Westerville, Ohio 43082

Dear Poe:

It is with great pleasure that we extend the following employment offer to you. Mike, Bill and I look forward to working with you as Too, Inc. continues to develop and grow. Your background and experience will be most appreciated in contributing to our successes. The following outlines the offer as Senior Vice President/Chief Financial Officer, reporting to Bill May.

The following are the terms and conditions of our offer and replace any and all previous offers or discussions concerning your employment with Too, Inc.

Start Date:	As soon as possible.

Annual Base Salary:	$300,000.00 Annually.

• Annual review March 2006 and each March thereafter, with annual adjustments based on:

1) Your performance

2) Economic factors

(e.g., inflation, comparable job market, etc.)

3) Total Company results

Stock Options:	10,000 Options upon employment date.

• The price of option shares will be the closing price of our stock on the first day of employment.

• Stock Options and Restricted Service Shares are exercisable:

25% after 1 year 25% after 2 years
25% after 3 years 25 % after 4 years

• All future grants will be made commensurate with your position and performance on an annual basis.

Poe Timmons

June 1, 2005

Incentive Compensation:
• All future grants will be made commensurate with your position and performance on an annual basis and with the approval of the Compensation Committee.

•      Participation in the Incentive Compensation (cash bonus) program at a target level of 45% of your annual base salary. Your initial annual target level is $135,000. Maximum annual payout is double your target level ($270,000 maximum).

• All Incentive Compensation (IC) payouts are based on Too, Inc.’s profit results and your individual performance results, and can vary from zero (0) to a maximum of double your target level.

• IC is paid twice a year at the end of each season (August and February). The Spring season is weighted at 40%; the Fall season is weighted at 60%.

• All participants must be actively employed on the day IC is paid out to eligibility for an IC payment.

Benefits:	The full extent of coverage is explained in the attached booklet. Some of the highlights are:

Insurance Programs:

Medical/Dental
Comprehensive coverage for you and your family.

Vision Care
Comprehensive coverage for you and your family.

Life Insurance
Four times base salary (maximum of $1,000,000).

Travel Accident
Two times base salary (maximum of $1,000,000).

Long Term Disability
60% of base salary, up to $12,000 per month.

Voluntary Life Insurance
Up to three times your base salary to a maximum of $500,000.
Up to $50,000 coverage for your spouse.
Up to $10,000 each for your qualified dependent children.

Poe Timmons

June 1, 2005

Benefits (Continued)
Associate Contribution:

• The amount you will pay bi-weekly to participate in the Too, Inc. benefits program is subject to the specific benefits you elect. Please see benefits packet enclosed.

Discount:

• You will receive a 40% discount on purchases at all Limited Too stores and 30% discount at all Justice stores immediately upon employment.

Vacation:

• Four (4) weeks vacation per calendar year, starting calendar year of 2005.

Retirement Plan:

•      Upon completion of eligibility requirements, you will be eligible for the Savings and Retirement Plan. The company contributes 3% of your pay up to the social security wage base and 6% of your pay above.

• After 5 years, the company contributes 4% of your pay up to social security wage base and 7% of your pay above.

Deferred Compensation Plan:

•      After one year, you will be eligible to participate in the Deferred Compensation Plan. This plan allows you the opportunity to defer your money (up to 50%) into the pre-tax Deferred Compensation Plan. In addition, the company will match your first 3% of deferrals on a 2-for-1 basis (3% - meaning 3% of your annual salary). In other words, if you put 3% ($100) then the company will put in 6% ($200) for a total contribution of 9% ($300).

If you agree with our offer, please sign both copies, keep one for your records and return one in the enclosed envelope. We are looking forward to the beginning of a mutually beneficial association.

This employment offer is based on your representation that you are under no legal impediment to accepting our offer and performing the anticipated services. It is further understood that this letter is intended for purposes of explaining the details of the total offer and does not represent any inferred short or long-term commitments other than those described in the letter.

Sincerely,	I accept your offer as specified above subject to completion of a 1-year salary continuance and non-compete agreement.

/s/ Ron Sykes	/s/ Poe Timmons
Ron Sykes	Poe Timmons
Senior Vice President, Human Resources

RS/dkc

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